EXHIBIT 10.9

CONFIDENTIALITY TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 24(b)(2) OF THE SECURITIES AND EXCHANGE ACT OF 1934. CONFIDENTIAL TREATMENT IS REQUESTED AND IS NOTED WITH “[CONFIDENTIAL TREATMENT REQUESTED].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

RESEARCH COLLABORATION

AND LICENSE

AGREEMENT

BY AND AMONG

ADVANCED CARDIOVASCULAR DEVICES, INC.

AND

SOMANTA LIMITED

CONFIDENTIAL TREATMENT REQUESTED

RESEARCH COLLABORATION AND LICENCE AGREEMENT

This agreement dated August 1, 2004 is between:

(1) ADVANCED CARDIOVASCULAR DEVICES, INC. (“ACD”); a California corporation with principal address at 26261 Glen Canyon, Laguna Hills, CA 92653.

(2) SOMANTIS LIMITED (“Somantis”) a company incorporated in England and Wales, (with company number 4201851) whose registered office is at 117 Alexandra Park Road, London N10 2DP.

RECITALS:

A. Somantis is the owner of the Somantis Intellectual Property (as defined below).

B. Somantis is willing to grant to ACD and ACD is willing to accept, a license of the Somantis Intellectual Property (as defined below), solely for use in the Field (as defined below).

C. ACD is willing to use the Somantis Intellectual Property to carry out ACD’s Project Responsibilities (as defined below) and for commercialization of the resulting products.

NOW THEREFORE, for good and valuable consideration, included the premises and mutual promises herein, IT IS AGREED as follows:

1.	DEFINITIONS

In this agreement the following words shall have the following meanings:

1.1 “ACD’s Project Responsibilities”	The work to be carried out by ACD in connection with the Research Project, including the creation of a drug coated cardiovascular device, carrying out

CONFIDENTIAL TREATMENT REQUESTED

preclinical and clinical research with the intent to obtain regulatory approval for the drug coated cardiovascular device, and if successful in clinical research, the commercialization thereof.

1.2 “Background Information”	any information and/or know-how made available by either party to the other party pursuant to Clause 4.1.

1.3 “Commencement Date”	The Commencement Date shall be the date of signing of this agreement.

1.4 “Field”	The treatment of vascular disorders or proliferation using stents and devices.

1.5 “Intellectual Property”	Trade marks, service marks, trade names, logos, Know-How, patents, inventions, rights in designs, trade or business names, copyrights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and rights under licences and consents in relation to any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect

CONFIDENTIAL TREATMENT REQUESTED

of these which may subsist anywhere in the world, and all improvements thereto.

1.6 “Know-how”	Technical and other information which is not in the public domain including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes, laboratory records, chemical, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to and information from regulatory authorities.

1.7 “Net Sales Value”	The [CONFIDENTIAL TREATMENT REQUESTED] of Royalty-bearing Products sold or in any way transferred of like kind by ACD or sub-licensees or its Affiliates to independent third parties in arm’s length transaction, or, where the

CONFIDENTIAL TREATMENT REQUESTED

Royalty-bearing Products are sold in a commercial transaction, and this sale is not at arm’s length, the price that would have been so [CONFIDENTIAL TREATMENT REQUESTED] if it had been at arm’s length, after deduction of normal trade discounts actually granted and any credits actually given and, provided the amounts are separately charged on the relevant [CONFIDENTIAL TREATMENT REQUESTED], any costs of packaging, insurance, carriage and freight, any value added tax or other sales tax, and any import duties or similar applicable government levies.

1.8 “Project Intellectual Property”	All Intellectual Property arising out of the Research Project including, without limitation, the Project Information.

1.9 “Project Information”	All discoveries, inventions, results, data, analyses, designs, formulae, processes, specifications, reports, methods, know-how, drawings or other information arising out of the Research Project.

CONFIDENTIAL TREATMENT REQUESTED

1.10 “Project Plan”	The plan for the Research Project attached hereto as Schedule I.

“Research Project”	The research project described in Clause 2.

1.11 “Research Team”	The persons engaged in the Research Project.

1.12 “Somantis Intellectual Property”	All Intellectual Property in the Field owned by Somantis and created during research carried out by Somantis (including without limitation the Somantis Patents and the Somantis Know-How).

1.13 “Somantis Know-How”	All Know-How in the Field owned by Somantis and created during research carried out by Somantis.

1.14 “Somantis Patents”	All patents and patent applications throughout the world, including, but not limited to U.S. Patent application number [CONFIDENTIAL TREATMENT REQUESTED], known as the Alchemix patent, relating to a series of substituted anthraquinones including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that

CONFIDENTIAL TREATMENT REQUESTED

are based on or derive priority from the foregoing, and all improvements on inventions in such patents and patent applications.

1.15 “Somantis’ Project Responsibilities”	The work to be carried out by Somantis in connection with the Research Project including the production and provision of small amounts of Alchemix to ACD at no cost through phase two completion and thereafter at cost for research and development purposes

2.	THE RESEARCH PROJECT

2.1 ACD and Somantis shall use reasonable commercial efforts to carry out their respective Project Responsibilities with reasonable skill and care, and in accordance with the timetable set out in the Project Plan.

2.2 At the end of each six month period commencing as of the Commencement Date, ACD shall supply Somantis with a progress report on the Research Project setting out following:

2.2.1 the work which ACD has carried out on the Research Project during the previous 6 months .

2.2.2 any data and/or results obtained during the previous 6 months; and

2.2.3 the work that ACD intends to carry out during the next 6 months .

CONFIDENTIAL TREATMENT REQUESTED

2.3 Within 14 days of the end of each calendar quarter the parties shall meet or have a conference call to discuss progress on the Research Project in general and in particular ACD’s latest progress report submitted under Clause 2.2.

3.	PAYMENT

3.1 All sums due under this Agreement shall be paid in U.S. Dollars.

3.2 Sums specified in this Agreement are exclusive of Value Added Tax or any similar tax which shall be the responsibility of Somantis.

3.3 Funds will be raised within one year of signing this agreement and within 30 days of raising the funds , ACD shall pay Somantis the non-refundable, non-deductible sum of $10,000.

3.4 If ACD fails to meet the milestone dates as set forth in clause 3.5.1 and 3.5.2, Somantis will have the right but not the obligation to terminate this agreement (including the license granted hereunder), provided, that ACD can eliminate this termination right by paying a missed milestone fees as set forth below:

3.4.1 [CONFIDENTIAL TREATMENT REQUESTED] after the completion of Phase I clinical study (as defined in Schedule I) but prior to ACD initiating Phase II clinical trials.

3.4.2 [CONFIDENTIAL TREATMENT REQUESTED] after completion of Phase II clinical trials.

3.4.3 [CONFIDENTIAL TREATMENT REQUESTED] after completion of Phase III clinical trials.

3.4.4 $500,000 after FDA approval and prior to launch

3.5 ACD will pay Somantis a royalty of [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales Value of ACD products covered by one or more claims of the Somantis Patents and also by Project Intellectual Property, for sales in the region covered only, marketed by ACD or by a third party on behalf of ACD. In the event that ACD pays other

CONFIDENTIAL TREATMENT REQUESTED

royalties for other third party intellectual property in relation to the Somantis Patents for such ACD products, ACD may reduce the royalties payable to Somantis under this section in an amount equal to the royalties payable to such third party, to a maximum reduction of [CONFIDENTIAL TREATMENT REQUESTED].

4.	OWNERSHIP AND USE OF BACKGROUND INFORMATION AND THE PROJECT INTELLECTUAL PROPERTY

4.1 Each party shall make available to the other party such background information as may assist the parties in carrying out their responsibilities under the Research Project, provided that nothing in this Clause 4.1 shall oblige either party to act in breach of a confidentiality obligation owed to any third party.

4.2 Somantis will provide to ACD at no charge, reasonable quantities of Alchemix, and any improvements thereto, as reasonably required by ACD to complete the Research Project.

4.3 If either party makes or acquires any Project Intellectual Property it shall forthwith disclose the same in confidence to the other party. Project Intellectual Property made or acquired by ACD shall remain the property of ACD and Project Intellectual Property made or acquired by Somantis shall remain the property of Somantis. Project Intellectual Property made or acquired arising from work carried out jointly shall belong to the parties equally unless they shall otherwise agree.

4.4 Somantis grants to ACD a non-exclusive, royalty-free license to make use of the Somantis Intellectual Property solely for the purposes of carrying out ACD’s Project Responsibilities under the Research Project.

CONFIDENTIAL TREATMENT REQUESTED

4.5 Somantis grants to ACD an exclusive, world-wide license of the Somantis Intellectual Property, with rights to sublicense, to make, have made, use, offer to sell, sell, import and export products for use in the Field.

4.6 Without prejudice to the generality of Clauses 4.4 and 4.5, Somantis shall have the exclusive right to apply for patents in respect of inventions made by Somantis in the course of the Research Project, and ACD shall provide Somantis with such assistance as Somantis shall from time to time request in connection with the filing and prosecution of such patent applications.

4.7 ACD will have the exclusive right, but not the obligation, to apply for patents in respect to inventions made by ACD, including inventions on drug coated and coating devices, and Somantis will provide ACD with such assistance ACD shall from time to time request in connection with the filing and prosecution of such patent applications.

4.8 Somantis represents and warrants that it has the right to grant the rights granted herein to ACD, and that no other agreements or commitment conflict with this Agreement.

5.	CONFIDENTIAL INFORMATION AND PUBLICATIONS

5.1 In this Agreement, subject to Clause 5.2:

5.1.1 “Confidential Information” belonging to Somantis shall include Somantis’s Background Information, the Somantis Know-How and any other information disclosed to ACD by Somantis relating to Somantis’s business, technical and/or research plans;

5.1.2 “Confidential Information” belonging to ACD shall mean all Project Information and ACD’s Background Information, and any other information disclosed to Somantis by ACD relating to ACD’s business, technical and/or research plans.

CONFIDENTIAL TREATMENT REQUESTED

5.2 “Confidential Information” shall not include any information which:

5.2.1 is or becomes public knowledge through no improper conduct on the part of the party receiving the Confidential Information; and/or

5.2.2 is already lawfully possessed by the party receiving Confidential Information prior to receiving it; and/or

5.2.3 is obtained subsequently from a third party without any obligations of confidentiality and such third party is in lawful possession of such material and is not in violation of any contractual or legal obligation to maintain the confidentiality of such material.

5.3 The onus shall be on the party asserting that any of the exceptions set out in Clause 5.2 apply to prove that such exceptions apply.

5.4 Each party shall, and shall procure that its respective employees and members of the Research Team shall, keep confidential all Confidential Information belonging to the other party and shall not use any Confidential Information belonging to the other party other than for the purposes of carrying out the Research Project and/or exercising its rights hereunder.

5.5 Each party shall take all reasonable steps to:

5.5.1 minimize the disclosure of Confidential Information belonging to the other party;

5.5.2 ensure that only the Research Team shall have access to Confidential Information belonging to the other party; and

5.5.3 ensure that its Research Team members use Confidential Information belonging to the other party for the sole purpose of carrying out the Research Project or exercising its rights hereunder.

CONFIDENTIAL TREATMENT REQUESTED

5.6 Each party shall procure that each of its employees and members of the Research Team are bound by appropriate confidentiality and non-use obligations in respect of Confidential Information belonging to the other party.

5.7 ACD shall be entitled to publish the results of work carried out by ACD under the Research Project provided that:

5.7.1 ACD has first submitted to Somantis a complete copy of the proposed text of the publication (or an abstract which includes the results to be published) at least 30 days prior to prior to its disclosure to any third party; and

5.7.2 the proposed publication does not contain any Confidential Information belonging to Somantis.

5.8 Any publication of the results of the Research Project shall acknowledge the assistance of Somantis, to the extent such assistance was rendered.

5.9 The obligations of confidentiality and non-use set out in this Clause 5 shall remain in force and shall be binding upon the parties for so long as any party has knowledge or possession of any Confidential Information belonging to the other party and for the avoidance of doubt shall survive any termination or cancellation of this Agreement.

6.	DURATION AND TERMINATION

6.1 This Agreement shall commence on the Commencement Date and shall expire on the last to expire of the Somantis Patents covering the ACD Products unless sooner terminated in accordance with the provisions of this Clause 6.

6.2 Either party may terminate this Agreement forthwith if:

6.2.1 the other party breaches any provision of this Agreement and, having been notified of such breach, fails to remedy it within 30 days of notification; or

CONFIDENTIAL TREATMENT REQUESTED

6.2.2 any of the following events occur:

6.2.2.1 an order is made or a resolution passed for the winding up of the other party (other than for the purpose of a solvent scheme of reconstruction or amalgamation);

6.2.2.2 an administration, administrative receiver or receiver is appointed in respect of a material part of the other party’s assets or business; or

6.2.2.3 as a consequence of financial difficulties the other party makes any voluntary arrangement with its creditors; or

6.2.2.4 the other party ceases to continue its business; or

6.2.2.5 the other party becomes unable to pay its debts as and when they fall due;

6.2.2.6 as a consequence of debt and/or maladministration, the other party takes or suffers any similar or analogous action to those listed in Clauses 6.2.2.1 to 6.2.2.3 above.

6.3 ACD may terminate this Agreement forthwith, without further obligations to Somantis, if the technology licensed from Somantis does not perform to the reasonable satisfaction of ACD, or cannot reasonably be commercialized because of safety or efficacy reasons, or because ACD is unable to raise appropriate funds.

7.	CONSEQUENCES OF EXPIRE AND TERMINATION

7.1 On expiry or termination of this Agreement for any reason:

7.1.1 Subject to Clause 7.1.2, each party shall return all materials containing any Background Information in its possession or control to the party which made such Background Information available; and

CONFIDENTIAL TREATMENT REQUESTED

7.1.2 Subject to Clause 7.2, the provisions of Clauses 1, 4.2, 4.4 to 4.7 inclusive, 5, 7 and 8 shall continue in full force and effect.

7.2 Within 30 days of the date of expiry or termination of this Agreement, ACD shall notify Somantis with a final project report setting out a full description of the methods used to carry out the Research Project, the raw results arising out of the Research Project, analysis of the raw results of the Research Project and a description of any inventions made in the course of carrying out the Research Project.

7.3 Expiry and termination of this Agreement shall be without prejudice to any other right or remedy for breach of this Agreement which either party may have which accrued on or prior to the date of expiry or termination (including, without limitation. Somantis’ rights to receive the payments specified in Clause 3).

7.4 In the event that Somantis discontinues pursuing the technology licensed to ACD under this Agreement, Somantis agrees to continue to support ACD under the terms and conditions of this Agreement.

8.	GENERAL

8.1 Notices

8.1.1 Any notice or other communication given under this Agreement shall be in writing and shall be sent by pre-paid first class mail or by fax (confirmed by pre-paid first class mail placed in the post on or on the day after the date of transmission) to the other party at the address set out at the beginning of this Agreement or to such other address or fax number as may from time to time be notified to the other party in writing.

8.1.2 Any notice so sent by pre-paid first class mail shall be deemed to have been given on the third business day from and including the date of posting. Any notice

CONFIDENTIAL TREATMENT REQUESTED

so sent by fax (and confirmed by first class mail as aforesaid) shall be deemed to have been given the next business day following the day of transmission.

8.2 Severability

If any provision of this Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable then the remaining provisions of this Agreement shall continue in full force and effect. The judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render, such provision enforceable.

8.3 Waiver

Failure or delay by any party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion.

8.4 Entire Agreement and Amendments

8.4.1 This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior oral or written agreements, representations, understandings or arrangements between the parties.

8.4.2 The parties acknowledge that they are not relying on any agreement, understanding, arrangement, warranty, representation or term which is not set out in this Agreement.

8.4.3 Nothing in this Clause 8.4 shall operate to:

8.4.3.1 exclude any provision implied into this Agreement by law and which may not be excluded by law; or

CONFIDENTIAL TREATMENT REQUESTED

8.4.3.2 limit or exclude any liability, right or remedy to a greater extent than is permissible under law.

8.4.4 No change may be made to this Agreement except in writing signed by the duly authorized representatives of each of the parties.

8.5 Relationship of the Parties

8.5.1 Nothing in this Agreement shall create evidence or imply any agency, partnership or joint venture between the parties.

8.5.2 No party shall act or describe itself as the agent of any of the other parties nor shall a party represent that it has any authority to make commitments on behalf of the other parties.

8.6 Assignment and Sub-contracting

This Agreement is personal to the parties and neither party shall assign, transfer, charge, or otherwise deal in its rights or obligations under this Agreement except as expressly provided in this Agreement; provided, however, that either party may assign this agreement without consent in connection with a sale or other transfer or change in control of all or substantially all of the assets of such party to which this Agreement relates. This Agreement will be binding on successors and assigns.

8.7 Publicity

Except as required by law or regulation, no shall make any announcement, or comment upon, or originate any publicity, or otherwise provide any information to any third party (other than its legal advisors) concerning this Agreement (including without limitation the existence of this Agreement, the performance of this Agreement and/or any dispute, arbitration or disagreement relating to this Agreement) without the prior written consent of the other parties.

CONFIDENTIAL TREATMENT REQUESTED

8.8 Further Assurances

As and when requested by another party, each party shall, and shall procure that their respective employees shall, do all acts and execute all documents as may be reasonably necessary to give effect to the provisions of this Agreement.

8.9 Headings

The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

8.10 Law and Jurisdiction

The validity, construction and performance of this Agreement shall be governed by the laws of New York, and the parties accept the exclusive jurisdiction of the Courts in New York in respect thereof. Both parties will abide by standard arbitration prior to any legal procedures.

For and on behalf of ACD	For and on behalf of SOMANTIS LIMITED

/s/ Balbir S. Brar	/s/ Agamemnon A. Epenetos
Signed	signed

Balbir S. Brar	Agamemnon A. Epenetos
print name	print name

illegible	Chairman and CEO
title	title

31/8/04	31/8/04
date	date

CONFIDENTIAL TREATMENT REQUESTED

ACD Research PROJECT PLAN SCHEDULE I

1. Year 1 (from date of signing this agreement) – raise first round of funds, seek collaborations, obtain price quotes and develop protocols, select CRO’s for prototype development, studying stent physical properties and stent coating eluting studies.

2. Year 2 conduct In Vitro test for Alchemix antiproliferative activity, develop stent prototype, conduct stent feasibility, deliverability,and tensile strength studies. Conduct drug eluting in vitro studies, perform stability studies and develop Alchemix coated stents for animal safety and efficacy studies.

3. Year 3 - raise second round of funds and conduct 1, 2, 3 and 9 month in vivo animal studies and file an IND.

4. Year 4 - seek for collaboration for joint development, out licensing overseas, initiate one month Phase I clinical and Phase II studies (These are 9 month follow up studies) in patients.

5. Year 5-6 raise 3rd round of funds, seek for joint ventures and initiate two Phase III (9 month follow up) international clinical studies.

6. Year 7 file NDA and seek approval for commercialization.